Exhibit 10.47

Amendments to Grants under the MeadWestvaco Corporation 2005 Performance Incentive Plan Amended and Restated Effective February 25, 2013 (2005 Performance Incentive Plan)

On January 27, 2014 the Compensation and Organization Development Committee of the Board of Directors amended the terms and conditions for all outstanding equity and cash awards previously granted under the company’s 2005 Performance Incentive Plan to provide more favorable vesting terms upon termination of employment for any employee age fifty-five or older with twenty or more years of service. In the case of stock options, there would be continued vesting of such awards, with the continued right to exercise such awards for five-years from termination of employment, but not exceeding the original ten year term. In the case of performance-based restricted stock units or cash awards, there would be pro-rata vesting determined by multiplying the amount, if any, earned by attainment of the performance goals attached to such awards by a fraction, the numerator of which is the number of completed full months from the award date to the termination of employment and the denominator of which is 36. In the case of service based restricted stock units, there would be pro rata vesting based on the date of termination of employment in one-year increments from the date of grant and any remaining portion shall be forfeited.